SECURITIES AND EXCHANGE COMMISSION

                         Washington, D.C.  20549


                                FORM 8-K


                             CURRENT REPORT


 Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


      Date of Report (Date of earliest event report):  May 19, 1999

                        DEVON ENERGY CORPORATION
         (Exact Name of Registrant as Specified in its Charter)




     OKLAHOMA                       1-10067                73-1474008
(State or Other Jurisdiction of  (Commission File Number)  (I.R.S. Employer
Incorporation or Organization)                              Identification


20 NORTH BROADWAY, SUITE 1500
OKLAHOMA CITY, OKLAHOMA                                     73102
(Address of Principal Executive Offices)                  (Zip Code)


   Registrant's telephone number, including area code:  (405) 235-3611








                         Page 1 of 3 total pages

Item 5.  Other Events

     On May 19, 1999, Mssrs. Luke Corbett, Tom McDaniel and Lawrence Towell resigned from the Board of Directors of Devon Energy Corporation. A copy of the press release concerning this event is filed herewith as an exhibit.

Item 7.  Financial Statements and Exhibits

     (c)  Exhibits

          99    Press Release dated May 19, 1999


                               SIGNATURES

     Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

                              Devon Energy Corporation



                              By: /s/ Marian J. Moon
                                   Marian J. Moon
                                   Corporate Secretary

Date:  May 19, 1999

                                                         Exhibit 99

[Devon Energy Corporation Logo]


                              NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact:  Vince White
          Director of Investor Relations
          (405) 552-4505

                     Devon Energy Announces Director
                      Re-elections and Resignations


OKLAHOMA CITY, OKLAHOMA, May 19, 1999 -- Devon Energy Corporation
(AMEX: DVN, TSE: NSX) today announced the re-election of three of its directors at its annual meeting of stockholders, held today in Oklahoma City. Michael E. Gellert, Michael M. Kanovsky and H.R. Sanders, Jr. were each elected for a three-year term expiring at the annual meeting in the year 2002.

In an unrelated action, Luke R. Corbett, Tom J. McDaniel and Lawrence H. Towell, all executives of Kerr-McGee Corporation, have resigned from Devon's Board of Directors. Said J. Larry Nichols, President and CEO of Devon, "We appreciate the input and professional expertise these directors have provided over the last two years. In 1996, Kerr-McGee's North American onshore assets were merged into Devon in a highly creative and successful transaction. Kerr-McGee's willingness to take a bold step helped create substantial value for Devon and Kerr-McGee shareholders alike."

As a result of the 1996 transaction, Kerr-McGee holds approximately 9.95 million Devon common shares. These shares remain subject to the transfer limitations as set forth in Devon's December 1996 "standstill agreement" with Kerr-McGee.

Devon Energy Corporation is an independent energy company engaged in oil and gas property acquisition, exploration and production. It is one of the top 15 public independent oil and gas companies in the United States and Canada, as measured by oil and gas reserves. Devon's Canadian operations are conducted by its wholly owned subsidiary, Northstar Energy Corporation. Devon's common shares trade on the American Stock Exchange and The Toronto Stock Exchange under the symbols DVN and NSX, respectively.


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